Exhibit 99.3
CONSENT OF MICHAEL C. SUN

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned, Michael C. Sun, hereby consents to all references to him in the Registrations Statement on Form S-11 (including any amendments thereto, the “Registration Statement”) of Passco Apartment REIT, Inc., and the prospectus included therein, including, without limitation, any references under the heading “Management” to the undersigned agreeing to serve as an independent director of Passco Apartment REIT, Inc. upon election by the board of directors to fill a vacancy prior to the commencement of the offering described therein.  The undersigned also grants his permission to file a copy of this consent as an exhibit to the Registration Statement.

December 15, 2010
/s/ Michael C. Sun
Michael C. Sun